United States securities and exchange commission logo





                          July 23, 2020

       Britton Worthen
       Chief Legal Officer
       Nikola Corporation
       4141 E Broadway Road
       Phoenix, AZ 85040

                                                        Re: Nikola Corporation
                                                            Registration
Statement on Form S-1
                                                            Filed July 17, 2020
                                                            File No. 333-239940

       Dear Mr. Worthen:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Sherry
Haywood, Staff Attorney at (202) 551-3345 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing